Exhibit 99

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael Monahan	(651) 293-2809 (Tel)
(651) 225-3123 (Fax)

KASPER RORSTED APPOINTED TO ECOLAB BOARD OF DIRECTORS; JOCHEN KRAUTTER RETIRES

ST. PAUL, Minn., August 12, 2005: Ecolab Inc. announced that Ecolab’s Board of Directors has appointed Kasper Rorsted to fill the vacancy created by Jochen Krautter’s retirement from the Ecolab Board.   Mr. Rorsted, 43, is Executive Vice President for Human Resources, IT and Logistics & Purchasing of Henkel KGaA of Düsseldorf, Germany, and a member of the Management Board of Henkel KGaA.  There are currently 13 directors on the Ecolab Board.

Krautter said that his decision to retire from the Ecolab Board was due to increased demands on his schedule.  He served on the Ecolab Board for three years.

Commenting on Krautter’s retirement, Allan L. Schuman, Chairman of the Board said: “We regret Dr. Krautter’s decision to retire from our Board, and thank him for his valued service on the Board and to our company. We wish him well.”

With 2004 sales of $4.2 billion, Ecolab is the leading global developer and marketer of premium cleaning, sanitizing, pest elimination, maintenance and repair products and services for the hospitality, foodservice, institutional and industrial markets.

Ecolab shares are traded on the New York Stock Exchange under the symbol ECL. Ecolab news releases and other investor information are available on the Internet at http://www.ecolab.com.

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